Exhibit 4.2

NEW PLAN EXCEL REALTY TRUST, INC.

OFFICERS’ CERTIFICATE PURSUANT TO

SECTIONS 301 AND 303 OF THE INDENTURE

Pursuant to Sections 301 and 303 of the Indenture, dated as of January 30, 2004 (the “Indenture”), by and between New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”), and U.S. Bank Trust National Association, as trustee (the “Trustee”), John B. Roche and Steven F. Siegel, officers of the Company, do hereby certify that:

1.         The title of a series of debt securities to be issued by the Company under the Indenture is “5.30% Senior Notes due 2015” (the “Notes”).  The Notes have been established as a series of securities to be issued under the Indenture in resolutions adopted by the Board of Directors and the pricing committee of the Company (the “Board Resolutions”) in accordance with Section 301 of the Indenture, a copy of said Board Resolutions being attached hereto as Exhibit A and made a part hereof.

2.         The maximum aggregate principal amount of the Notes that initially may be authenticated and delivered under the Indenture shall be $100,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture).

3.         The principal amount of the Notes shall be payable on January 15, 2015, subject to the provisions of the Indenture and the Notes.

4.         Interest will accrue from the date of issuance of the Notes.  The Notes will bear interest at 5.30% per annum, payable in the manner and on the dates set forth in, and otherwise according to the terms set forth in, the form of global certificate representing the Notes attached hereto as Exhibit B and made a part hereof.

5.         The Corporate Trust Office of U.S. Bank Trust National Association is appointed the principal paying agent, transfer agent and registrar for the Notes and for the purpose mentioned in Section 1002 of the Indenture.  The Notes may be presented for payment at maturity or redemption at such Corporate Trust Office, or at any other agency as may be appointed by the Company from time to time in the City of New York.

6.         The Notes may be redeemed for cash at any time at the option of the Company, in whole or in part, in accordance with the terms of the Notes and Article Eleven of the Indenture, at a redemption price equal to the sum of (i) the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date, and (ii) the Make-Whole Amount (as such term is defined in the Notes), if any, with respect to the Notes being redeemed.

7.         The Notes are subject to the same Events of Default and covenants of the Company as those that are set forth in the Indenture.

8.         Notes are to be issued as Registered Securities in global book-entry form through the facilities of The Depository Trust Company or in certificated form, as shall be directed by the Company by Company Order.

9.         The provisions relating to defeasance and covenant defeasance contained in Sections 1402 and 1403 of the Indenture apply to the Notes without modification.

10.       The Company will not pay Additional Amounts as contemplated by Section 1011 of the Indenture on the Notes to any Holder who is not a United States person (including any modification to the definition of such term) in respect of any tax, assessment or governmental charge.

11.       The Notes will not be guaranteed.

12.       The Notes shall have such other terms and conditions as are set forth in the form of global certificate representing the Notes and, except as otherwise expressly set forth herein or in the certificate representing the Notes, shall be subject to the provisions of the Indenture.

Each of the aforementioned officers of the Company has read all of the conditions precedent relating to the issuance of the Notes contained in the Indenture and the definitions therein relating thereto, and has read the Board Resolutions and has examined the form of the global certificate representing the Notes.  The statements contained in this Officers’ Certificate are based on the familiarity of each of the undersigned with the terms of the Indenture, the Board Resolutions, the global certificate representing the Notes and with the business, operations and financial condition of the Company.  In the opinion of each of such officers, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not all such conditions precedent have been complied with and, in the opinion of each such officer, all such conditions precedent have been complied with.  To the best of each of the undersigned’s knowledge, no Event of Default with respect to any of the securities issued under the Indenture has occurred and is continuing.  Capitalized terms used herein shall have the respective meanings set forth for them in the Indenture, unless otherwise defined herein.

IN WITNESS WHEREOF, the undersigned have hereunto signed their names this 13th day of January, 2005.

By:
John B. Roche
Chief Financial Officer and Executive
Vice President

By:
Steven F. Siegel
Executive Vice President and Secretary